Exhibit 99.3

FINAL TRANSCRIPT

Thomson StreetEvents℠

Conference Call Transcript

Event Date/Time: Feb. 13. 2009 / 8:30AM ET

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Final Transcript
Feb. 13. 2009 / 8:30AM ET, ANF — Q4 2008 Abercrombie & Fitch Co. Earnings Conference Call
CORPORATE PARTICIPANTS
Jonathan Ramsden
Abercrombie & Fitch Co. — CFO
Mike Jeffries
Abercrombie & Fitch Co. — Chairman, CEO
Brian Logan
Abercrombie & Fitch Co. — Senior Director of IR
Eric Cerny
Abercrombie & Fitch Co. — Manager, IR
CONFERENCE CALL PARTICIPANTS
Jeff Klinefelter
Piper Jaffray — Analyst
Dana Telsey
Telsey Advisory Group — Analyst
Christine Chen
Needham and Company — Analyst
Janet Kloppenburg
JJK Research — Analyst
Paul Lejuez
Credit Suisse — Analyst
Lorraine Maikis Hutchison
Merrill Lynch — Analyst
Randy Konik
Jefferies — Analyst
Kimberly Greenberger
Citigroup — Analyst
Michelle Tan
Goldman Sachs — Analyst
Jeff Black
Barclays Capital — Analyst
Brian Tunick
JPMorgan — Analyst
Liz Dunn
Thomas Weisel — Analyst
Adrienne Tennant
Friedman, Billings, Ramsey — Analyst
Jennifer Black
Jennifer Black and Associates — Analyst
Linda Tsai
MKM Partners — Analyst
Howard Tubin
RBC Capital Markets — Analyst
Robin Murchison
SunTrust — Analyst

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Final Transcript
Feb. 13. 2009 / 8:30AM ET, ANF — Q4 2008 Abercrombie & Fitch Co. Earnings Conference Call
PRESENTATION
Operator
Good day, everyone, and welcome to the Abercrombie and Fitch fourth quarter earnings results conference call. Today’s conference is being recorded. (Operator Instructions) We’ll open the call to take your questions at the end of the presentation. We ask that you limit yourself to one question during the question-and-answer session.
At this time I’d like to turn the conference call over to the Chief Financial Officer, Mr. Jonathan Ramsden. Mr. Ramsden, lease go ahead, sir.
Jonathan Ramsden — Abercrombie & Fitch Co. — CFO
Good morning, everyone, and welcome to our fourth-quarter earnings call. Early this morning we released our fourth-quarter sales and earnings, balance sheet, income statement, and an updated financial history. Please free to reference these materials which are available on our website.
This call is being recorded and the replay may be accessed through the Internet at Abercrombie.com. Before we begin I remind you that any forward statements we may make today are subject to the Safe Harbor statement found in our SEC filings. Today’s earnings call will be limited to one hour. We’ll begin the call with a few brief remarks from Mike Jeffries followed by a review of the financial performance in the quarter from Brian Logan and myself. After our prepared comments we will be available to take your questions for as long as time permits. Please limit yourself to one question so that we can speak with as many callers as possible. Now to Mike.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Good morning, and thank you for joining us today. Jonathan, it is really great to have you on board. We believe the fourth quarter of 2008 will go down in history as one of the biggest retail nightmares. It certainly will for me. We saw malls dominated by promotional activity, consumers who continued to show reluctance to spend, especially for premium brands, and unprecedented volatility in the economy.
In this context, particularly given our position as an aspirational brand, we’re satisfied with our results for the quarter. We reacted to the environment by cutting back on expenses. We used markdowns to clear through seasonal inventory. We reduced capital expenditures by scaling back on our domestic expansion and ended with a strong cash position. Most importantly, we executed our strategy in a way that enabled us to protect our brands. As a result of these actions, comparable store sales, ending inventory levels and our earnings-per-share excluding the effect of one-time items were favorable to the guidance we provided in November. Jonathan and Brian will provide more information on our financial results in a moment.
As we look toward 2009, I want to make a number of points about how we are going to manage our business. One, we are going to protect the brands. Two, we are going to preserve cash. Three, we’re going to push international growth and all of this in a seasoned, disciplined and controlled way.
First, we remain committed to protecting our brands, the cornerstone of a successful and profitable business model and, therefore, vital to long-term shareholder value. Our commitment to providing trend-right, high-quality merchandise has never been stronger than it is today. We will continue to push forward on quality, improve quality, even as others remove quality from their product. We constantly obsess about discovering what is next and will continue to improve on our ability to offer a compelling product assortment.
Second, we will preserve cash. We remain committed to managing our operating expenses. We have already undertaken a number of cost-saving initiatives and we will continue to look for additional opportunities. These efforts are directed toward ensuring we are operating in the most efficient and effective manner. We will continue to be mindful of our capital expenditures and manage them with a seasoned and disciplined approach.
Lastly, we continue to be encouraged with the results of our international expansion and are moving forward with our plans to bring our brands to the rest of the world. The Abercrombie & Fitch flagship performance continues to be phenomenal. We anxiously await the opening of additional flagships in the second half of 2009. In the Hollister Soho flagship this summer. The Hollister U.K. mall-based stores continue to outperform our expectations. We believe we have opportunity to grow that concept this year. We will continue to approach our international expansion with the discipline that the current environment requires and will proceed at a pace with which we feel comfortable.

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Final Transcript
Feb. 13. 2009 / 8:30AM ET, ANF — Q4 2008 Abercrombie & Fitch Co. Earnings Conference Call
Having said all of this, we will continue to focus on our long-term objectives while seeking to maintain flexibility to respond to market conditions as we clearly demonstrated in the fourth quarter. I want to tell you that during this time of unprecedented turmoil, I am completely confident in our approach and our ability to manage and control this business. Our brands are some of the most sought-after in all of retail. We have one of the strongest balance sheets in the industry and the passion and energy of the A&F associates is unmatched. With these things in mind, we will continue to strengthen our brands and to be well-positioned for more promising times. With that, I will hand the call back to Jonathan but will be available to answer your questions later.
Jonathan Ramsden — Abercrombie & Fitch Co. — CFO
Thanks, Mike. Excuse me. While the current environment is proving to be extremely volatile as Mike said, we’re satisfied with our ability to manage the business through the past quarter and provide results slightly above estimates provided in November excluding the effect of the impairment and tax charges. Net sales for the quarter decreased to $989 million, our total comparable stores decline of 25% was slightly better than we had anticipated driven by the combination of stronger post Christmas business, a trend that has increased in recent years and season-ending clearance markdowns.
Our gross profit rate in the fourth quarter was 64.4% down 280 basis points from last year as a result of a higher markdown rate. We implemented cost reductions during the quarter which resulted in total operating expenses excluding the asset impairment charge in line with 2007. Excluding the asset impairment and tax charges net income per diluted share was $1.10 and somewhat above the high end of the range we provided in November. As we move forward into 2009, from a financial standpoint, we will be focusing on the following. Firstly, IMU and gross margin. Secondly, continuing with a rigorous review of all of our operating expenses both to achieve absolute expense reductions and to have a more flexible cost base. These efforts will be ongoing in 2009 and beyond. Thirdly, restoring our historical alignment of inventory with sales. Lastly, as we execute new deals in connection with our international expansion, we want to ensure we’re getting the best deals we possibly can, taking advantage of the strength of our brands, the very strong initial reaction to our openings in the U.K. and favorable conditions from a real estate perspective.
In other words, our focus is going to be on getting the best possible deals done rather than on maximizing the number of deals. In all of the above, we are going to take a conservative view of market conditions and not rely on a strong economic recovery to restore our operating margins.
Coming on to our specific plans for new-store openings in 2009, our store growth for the year will be focused on international opportunities. Based on current firm lease commitments we expect total capital expenditures to be in the range of 165 million to $175 million including 45 million to $50 million for IT, distribution center and home office projects and 120 million to $125 million related to new stores, store refreshes and remodels. Domestically in addition to the Hollister flagship in Soho, we have firm commitments to open nine stores in 2009. These commitments include two Abercrombie stores, four Hollister stores, two Gilly Hicks stores, one (inaudible) store.
Internationally we have existing firm commitments to open two mall-based U.K. Hollister stores in addition to the two already opened and one Canadian Abercrombie store. Due to the success of introducing Hollister in the U.K. we’re in active discussions with regard to additional store openings in Europe. Our current best estimate is that we’ll open approximately 10 additional stores by the end of 2009. We remain on track an Abercrombie & Fitch & Abercrombie flagships in Milan in November and an Abercrombie & Fitch flagship in Tokyo in December. At this point we expect that the A&F flagship in Copenhagen and the Abercrombie flagship in New York will not open until 2010.
With regard to operating expenses, as we have previously stated we have implemented a significant number of cost reduction initiatives in both stores and the home office. With regard to MG&A specifically we’re confident that these initiatives will result in expenses below 2008 levels. These expense reduction efforts will be ongoing and will be responsive to the overall sales trend of the business. We expect that a difficult selling environment will persist throughout 2009 due to the current economic conditions and in particular their impact on sales trends, we believe that providing specific EPS guidance at this point would be, to borrow a phrase from a fellow retailer, an exercise in false precision. We’ll continue to provide monthly sales reports as in the past. Now to Brian who’ll provide a more detailed update on our fourth quarter financial quarter.
Brian Logan — Abercrombie & Fitch Co. — Senior Director of IR
Thanks, Jonathan and good morning. Fiscal 2008 fourth quarter net sales for the 13 weeks ended January 31, 2009, decreased 19% to $998 million from $1.23 billion for the 13 weeks ended February 2, 2008. Fourth quarter direct to consumer net sales decreased 12% to $95.1 million. Total Company comparable store sales decreased 25%. Average transaction value per store decreased 25% and average transaction value decreased 1% compared to last year.

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Final Transcript
Feb. 13. 2009 / 8:30AM ET, ANF — Q4 2008 Abercrombie & Fitch Co. Earnings Conference Call
One contributing factor in the decline in comparable store sales during the quarter was a lessening benefit from the 5th Avenue flagship and U.S. based tourist store. From a merchandise classification standpoint for the total Company, the masculine categories continue to outpace the feminine categories as male comparable store sales decrease by a low teen while female comparable store sales decreased by a low 30. On the male side denim, knit tops and fragrance were strongest while graphic Tee’s and fleece were weakest. On the female side knit tops, fleece, and graphic Tee’s were the primary drivers of the female comparable store sales result. For the fiscal year ended January 31, 2009, net sales decreased 6% to $3.54 billion from $3.75 billion for the fiscal year ended February 2, 2008. For the year, comparable store sales decreased 13%, transactions per store decreased 16% and average transaction value increased 2%.
Fiscal 2008 direct to consumer net sales increased 5% to $271 million. The fourth quarter gross profit rate was 64.4%, down 280 basis points compared to last year. An increase in the initial mark-up rate was more than offset by an increase in the markdown rate versus last year. As noted during the third quarter call, the Company anticipated that a higher markdown rate would be required in order to clear through seasonal merchandise as a result of the declining sales trend and our limited ability to further reduce fourth quarter deliveries. For the year the gross profit rate was 66.7% down 30 basis points comparable to fiscal 2007. The decrease reflects the higher mark down rate in the fourth quarter.
We ended the fourth quarter with inventory per gross square foot at cost up 2% as compared to the previous year which was slightly better than the guidance given during the third quarter call. As noted during the third quarter call, the increase in inventory at the end of the fourth quarter was a result of increase in basic categories such as denim and polos. While seasonal fashion categories were down. A top priority in the first quarter of 2009 will be to reduce inventory levels to be in line with the sales decline. Stores and distribution expense for the quarter as a percentage of sales decreased 10.7 percentage points to 42.3% versus 31.6% last year.
Although we introduced a number of initiatives to reduce store payroll hours in response to the declining sales, the increase in rate versus last year is primarily attributed to the limitation on leveraging fixed expenses due to the comparable store sales decline. This year’s stores and distribution expense also included a non-cash impairment charge of $30.6 million as it was determined that the carrying amount of assets related to 11 Abercrombie & Fitch, 6 Abercrombie, 3 Hollister, and 9 RUEHL stores exceeded the fair value of those assets. The majority of the $30.6 million impairment charge is associated with the 9 RUEHL stores.
For the year stores and distribution expense as a percentage of sales increased 5.7 percentage points to 42.7% versus 37% last year. The increase in rate primarily reflects this year’s negative 13% comparable store sales result. For the fourth quarter marketing, general and administrative expense was $101 million, down 2% versus last year’s expense of $103.1 million. The reduction in expense includes savings and incentive compensation and benefits, travel and outside services. As a percentage of sales, MG&A increased to 1.7 percentage points to 10.1% from 8.4% last year.
For the year marketing, general and administrative expense was $419.7 million, up 6% versus last year’s expense of $395.8 million. The increase in expense reflects investments in home office resources for flagship and international expansion, partially offset by fourth quarter savings. The effective tax rate for the fourth quarter was 45.7% compared to 36.9% for the fourth quarter of 2007.
This year’s tax rate reflects $9.9 million in expense associated with the execution of Chairman and Chief Executive Officers new employment agreement which pursuant to section 162-M results in the exclusion of previously recognized tax benefits. Under the previous employment agreement the Company recorded deferred tax assets based on the anticipated delivery of benefits to the CEO in the calendar year following the year after his retirement. As a result of the new employment agreement, the CEO received the benefits during his employment, therefore, the expected tax benefits will no longer be available. The effective tax rate for fiscal 2008 was 39.6% compared to 37.4% for fiscal 2007. Net income for the fourth quarter was $68.4 million versus $216.8 million last year. Fourth quarter net income per diluted share was $0.78 including charges of $0.32 versus net income per diluted share of $2.40 last year. Net income for fiscal 2008 was $272.3 million versus $475.7 million last year. Fiscal 2008 net income per diluted share was $3.05 versus $5.20 last year.
For fiscal 2008, store square footage grew by approximately 9%. Through the addition of 90 new domestic stores and seven new international stores, consisting of two Abercrombie & Fitch, 12 Abercrombie, 66 Hollister, 6 RUEHL, 11 Gilly Hicks stores including two Abercrombie and two Hollister stores in Canada and three Hollister stores in the United Kingdom. We ended fiscal 2008 with a total of 356 Abercrombie and Fitch, 212 Abercrombie, 515 Hollister, 28 RUEHL, and 14 Gilly Hicks stores including 3 Abercrombie & Fitch, 2 Abercrombie, and 5 Hollister stores in Canada and 1 Abercrombie & Fitch and 3 Hollister stores in the United Kingdom.
Fiscal 2008 capital expenditures were approximately $370 million which was lower than previously guided. Reduction is due to the delay in the opening of the Abercrombie & Fitch Copenhagen flagship and the Abercrombie 5th Avenue flagship until 2010 and the scaling back of new U.S. mall-based stores.

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Final Transcript
Feb. 13. 2009 / 8:30AM ET, ANF — Q4 2008 Abercrombie & Fitch Co. Earnings Conference Call
This now concludes our prepared comments section of the call, and we’re now available to take your questions. Please limit yourself to one question so we make speak with as many callers as possible. After everyone has a chance we will be happy to take follow-up questions. Thank you.
QUESTION AND ANSWER
Operator
(Operator Instructions) For our first question we go to Jeff Klinefelter with Piper Jaffray.
Jeff Klinefelter — Piper Jaffray — Analyst
Congratulations to everyone on a real tough market putting up those results for the fourth quarter.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Thank you, Jeff.
Jeff Klinefelter — Piper Jaffray — Analyst
I wanted to speak to you a little bit about ‘09. I certainly can appreciate not providing guidance which seems prudent at this point. And thank you for your CapEx visibility but can you help just us a little bit with how to think about your line items on your income statement in particularly the S&D in terms of the relationship between the top line, we can see what happened in 2008 and since all of us do have to approach some sort of modeling criteria for ‘09, how should we think about the relationship of S&D and your ability to cut that back further or where your leverage points are and just one other thing is in other income, if you could just help us understand what’s in that $5 million bucket in Q4. Thank you.
Jonathan Ramsden — Abercrombie & Fitch Co. — CFO
Thanks, Jeff. I’ll come to your S&D question in a second. I guess with regard to MG&A expense, as we said, we’re very confident that that’s going to be below 2008 levels because that’s directly under our control. It doesn’t necessarily vary dollar for dollar with sales. For stores and distribution expenses for any given level of sales, we’re implementing reductions in that category. It’s tough to give a specific commitment on that because that doesn’t in part vary somewhat with sales but what we can say is we’re very focused on that and for any given level of sales we believe that our expense will be lower than it would have been previously.
Brian Logan — Abercrombie & Fitch Co. — Senior Director of IR
Jeff, in regards to the other income line, the amount that you’re seeing in the fourth quarter primarily relates to gift cards. This is give the cards that have been deemed — that redemption will be remote and it’s something that we do on a quarterly basis. The fourth quarter obviously tends to be a little bit bigger because historically that’s when a large percentage of gift cards are generally purchased.
Operator
For our next question we go to Dana Telsey with the Telsey Advisory Group.
Dana Telsey — Telsey Advisory Group — Analyst
Good morning, everyone. Can you talk a little bit about, as you think about each brand, how are you thinking about the positioning of the brand whether it’s with IMU in this environment with potential markdown rates that could occur, is there any different way you’re looking at it, thinking about it whether it’s pricing, whether it’s styling and also flow of product? Thank you.

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Final Transcript
Feb. 13. 2009 / 8:30AM ET, ANF — Q4 2008 Abercrombie & Fitch Co. Earnings Conference Call
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
We have — as I went to the — my first statement protecting the brands is our priority in this environment as in any. And we’re working very hard for better quality and, in fact, better trend. And we’re starting to see some better trend product in women’s tops which has been a real priority of ours. It doesn’t look as if we are going to have a major trend to report in women’s tops, but there are a number of different things happening. And we hope to see more improvement in that assortment as the season proceeds. We continue to push for high IMU. We have looked at pricing particularly in the Hollister and the girls kids brands and have reduced some of those retails. Those actions will produce some IMU pressure for the first half of the year but we think it is the right thing to do for those brands. However, we will continue to operate at good levels of gross margin. I think that’s the only guidance I can give you.
Operator
We go next to Christine Chen with Needham and Company.
Christine Chen — Needham and Company — Analyst
Thank you for taking my question. Good morning. Wondering if you could talk a little bit about the learnings that you’ve had from Gilly Hicks now that it’s been opened for about a year. What’s working and what you’d like to improve on?
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Sure, that’s a great question, Christine. We’re very pleased with the performance of Gilly Hicks. It’s too early to report on any details there. As we have said in prior calls, the at-home portion of the business opened and is continually successful in the business. The areas that we have to fill as a mature business are bras and underwear. We have made more progress in bras, establishing the base of the business. We’re very, very pleased with where we are on the growth curve there. We’re starting to see improvement in underwear. And we think we understand that business better than we have. Having said that, we’re very comfortable that both of those businesses are going to reach the levels that they need to on an average store basis in the time we’ve given them. The response to Gilly has been phenomenal. It’s been absolutely phenomenal from a consumer point of view, from landlord point of view, landlords around the world are dying to have Gilly in their malls. From an industry point of view, there is, in fact, a conversation in the apparel industry about the Gilly effect on intimate apparel. We’re thrilled with this business and see it playing a major role in our business at some time in the future. Thanks for the question.
Operator
And for our next question we go to Janet Kloppenburg with JJK Research.
Janet Kloppenburg — JJK Research — Analyst
Hi, Mike. Hi, Jonathan. Hi, Brian.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
How are you.
Christine Chen — Needham and Company — Analyst
Good. How are you? Congratulations on bringing the quarter in and getting the inventories in much better shape. I do have a couple of questions. Jonathan, first of all, could you talk to us a little bit about the change in the expense structure given that the Abercrombie store and the Copenhagen store will not be opened this year, what effect that would have? And with respect to your cost savings implementations, in the fourth quarter were you able to effect all you wanted to or should we look for a bigger emphasis on cost reductions as we go through ‘09. And Michael, I am seeing a lot of trends change in your product and in the woman’s area. I’m pretty encouraged and I wondered if you could just highlight how some of the newness or the new women tops were performing? Thanks very much.

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Final Transcript
Feb. 13. 2009 / 8:30AM ET, ANF — Q4 2008 Abercrombie & Fitch Co. Earnings Conference Call
Jonathan Ramsden — Abercrombie & Fitch Co. — CFO
Good morning, Janet. Brian will give you in a second the numbers in a second for preopening rent versus 2008 which bakes in the effect Copenhagen and kids. With regard to expenses overall, I would say what we did in the fourth quarter represented the savings that we could get to fairly immediately. I’m not going to say painlessly because when you let people go, it’s never painless. But they were savings that were — a lot of them were in MG&A. They were things we were able to get to fairly quickly. Going forward, I think the exercise is going to be one of looking more structurally at how we’re set up and we’re going to be kicking off that second phase pretty much immediately now and the effects of that are probably going to be harder to quantify and they’re going to come in over a longer-term time frame. We’re looking at it from a perspective of saying what’s it going to take to take without counting on a strong economic recovery to get back to what we would consider to be exceptional operating margins and that’s likely to require some fairly significant changes in our structure and cost basis so that’s the way we are going to be looking at it going forward.
Brian Logan — Abercrombie & Fitch Co. — Senior Director of IR
Janet, from the preopening rent, obviously with the number of flagships that we have in line to open up in 2009, which includes Milan and Tokyo, in addition to that, we have the kid’s 5th Avenue Copenhagen which now is going to open in 2010 and then the Paris location. We will be incurring some incremental preopening rent charges this year. This would be incremental to what we incurred in 2008 of roughly about $20 million next year.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
The answer to the tops question is that we are pushing newness as far as we can, and I think you’re seeing that in the assortments. The point is that you will see more and more newness as spring and summer proceed. There are hits in the stock, but it doesn’t look to us as if there’s going to be one major message that’s going to take us through the season. It’s going to be a series of smaller hits and that’s how our inventories are planned. We have a broader assortment in women’s tops than we’ve ever had and expect to see that through the year. We’re operating on shorter lead times than we have, running a very reactive and we think fashion-right business. Thanks, Janet.
Operator
We go next to Paul Lejuez with Credit Suisse.
Paul Lejuez — Credit Suisse — Analyst
Thanks, guys. Can you maybe share with us, Mike, Jonathan, what you think is the Hollister opportunity in the U.K. long-term and maybe just touch on what you’re thinking in terms of that business extending to the rest of Europe at some point? And also just wondering if you could share with us your latest thoughts on RUEHL and perhaps quantify how much it did drag you down in 2008? Thanks,.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
The Hollister UK opportunity as we’re seeing it right now is 30 locations in the U.K. We are proceeding with that kind of a plan. The interesting conversation is the opportunity in Europe. We are negotiating for European sites. We believe that the brand has to be tested in other countries. That’s what we are going to do. However, we do believe that, the exciting thing about the U.K. performance of Hollister and it was clearly terrific and you all know that is those stores look just like stores in Columbus, Ohio or Omaha. We sell the same experience, the same merchandise to customers that are virtually the same, and we believe we are going to be able to take that around the world. That’s a very, very satisfying thing and significant thing that has happened to this Company in the last quarter. In terms of RUEHL we’ll give you the numbers. Do we have RUEHL numbers or can we?

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Final Transcript
Feb. 13. 2009 / 8:30AM ET, ANF — Q4 2008 Abercrombie & Fitch Co. Earnings Conference Call
Brian Logan — Abercrombie & Fitch Co. — Senior Director of IR
Brian, I think that, Paul, generally we think of our brands as one brand, and it’s not a number we like to publish. All I can say is that the — from a store contribution perspective, RUEHL drag in 2008 was slightly more than it was in 2007. We had benefits in our gross margin rate, and some of our operating expenses which was then offset by the decline in the sales. So I think that’s probably about as much as we can give you.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Let me talk about RUEHL. I have gone on record with you guys as being the villain in taking RUEHL to a place where it shouldn’t have been. About six months ago, we put a new design team and planning team, essentially a new team into the RUEHL business. I believe that we’re starting to see the result of that effort. We’re pushing better fashion, better quality, and those of you who have been in those stores have been commenting to me that you see the difference. We see the difference. We think that we will continue to see progress there.
Having said that, we’re pragmatic people. If this exercise doesn’t work, however, I’m very comfortable that it will, over some period of time we’ll take a very, very realistic look at that business. Part of this relates to what the potential of our businesses by brand might be internationally because I think it’s very important to state that we’re not bullish on U.S. malls at this point. We’re very bullish on our international potentials, and we’re looking at each brand in terms of its potential internationally. That is the foreseeable growth vehicle for this Company. And we must look at each brand in regard to that potential. I believe RUEHL can play a role there. We’ll see how it plays out.
Operator
Go next to [Lorraine Maikis Hutchison] with Merrill Lynch.
Lorraine Maikis Hutchison — Merrill Lynch — Analyst
Good morning.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Good morning.
Lorraine Maikis Hutchison — Merrill Lynch — Analyst
I just wanted to get a more clarity how you’re planning inventory for ‘09 or at least for the first half and when you expect to be able to get your orders back in line with sales trends?
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Let me respond to that. Currently the ending inventory or beginning of February inventory was up 2% from last year. That is broken down between basics and seasonal inventory. Our seasonal inventory as of February BOM was very close to being in line with sales trend, almost there. What was greater than sales trend was the basic component of the inventory. That includes as Brian said polos, jeans, nonrisk items. We believe that we will have the basic inventory very much in line with sales trends during the — sometime during the first half. But clearly our seasonal inventory levels are close to where they should be at this point and certainly would be in the first half.
Operator
We go next to Randy Konik with Jefferies.

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Final Transcript
Feb. 13. 2009 / 8:30AM ET, ANF — Q4 2008 Abercrombie & Fitch Co. Earnings Conference Call
Randy Konik — Jefferies — Analyst
Thanks a lot. Brian, can we just get the clarification on all the store openings globally for 2009? And then my question for Mike, I guess you used the word, the very significant words in your press release, catastrophe, nightmare, unprecedented volatility to describe the holiday selling season. Can you give us an update on as we exit the quarter, as we are starting to go through spring here, are we still in the nightmare are we still in catastrophe, from a volatility perspective, are you seeing as much volatility as you had seen during holiday? Thanks.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
I think it’s — you must read my comment very carefully. I didn’t say it was a catastrophe for us. I think it was a catastrophe for the industry and I think there’s a very big difference there. I think this Company guided itself in a remarkably disciplined seasoned-controlled way in an environment that was catastrophic for other retailers. We protected the brands during this environment. I don’t see the environment changing over the next year, and we’re looking at the environment as if it is going to stay this way and managing the business with the priorities that we’ve established during this chaotic time. It’s very important to note that I’m not saying that we’re in any state of chaos. We’re protecting the brands. We’re preserving cash, and we’re pushing international growth in a seasoned, discipline and controlled way, and it’s very important that you understand the difference between the environment and how we’re operating.
Jonathan Ramsden — Abercrombie & Fitch Co. — CFO
Randy, let me give you those store numbers. Domestically we have 10 stores which we are committed to open in 2009. That’s the Hollister flagship in Soho, we have two Abercrombie kid stores, four Hollister stores, two Gilly Hicks store and one outlet store and that’s everything we’re committed to currently domestically. Internationally we have firm commitments to open two additional Hollisters in the UK in addition to the three that we’ve already opened in 2008 and one Canadian Abercrombie kid store, but what we’re saying is there are potentially, our best guess at the moment is there are an additional 10 Hollister stores in Europe that we think, we’ll likely to open in 2009. And then on top of that, we have the Abercrombie & Fitch flagship in Milan and the Tokyo flagship which we expect to open in 2009.
Operator
We go next to Kimberly Greenberger with Citigroup.
Kimberly Greenberger — Citigroup — Analyst
Great, thank you. Good morning. I was wondering if you could just clarify your comment on inventory either at the end of the first quarter or through the first half. When you say you’re expecting inventory to be in line with sales decline, are you talking total inventory, total sales, or inventory per square to comp store sales? If you could just help us understand that metric? And then secondarily, what tax rate are you expecting in 2009? Thanks.
Brian Logan — Abercrombie & Fitch Co. — Senior Director of IR
First with the inventory, we’re referring to the inventory levels at cost at a gross square-foot level, and we’re comparing that to some comp stores metric. Obviously we have a plan in place to reduce our inventory levels. It’s a priority in the first quarter. I think the success that we’ll achieve in the first quarter will largely be dependent on the sales levels. But it is something that is a priority of the Company. As far as the tax rate, that’s going to be largely dependent as well on, what our earnings end up being during the year because there are permanent and discreet items that affect the tax rate. And so as earnings move up or down, those pieces have a bigger or smaller impact on the tax rate. I think directionally I think we’re thinking that the rate will be higher than 2008 but we don’t have an exact rate at this time.
Jonathan Ramsden — Abercrombie & Fitch Co. — CFO
But excluding the one-time item obviously that significantly increased the rate this year.
Brian Logan — Abercrombie & Fitch Co. — Senior Director of IR
That’s right.

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Final Transcript
Feb. 13. 2009 / 8:30AM ET, ANF — Q4 2008 Abercrombie & Fitch Co. Earnings Conference Call
Operator
Our next question we go to Michelle Tan with Goldman, Sachs.
Michelle Tan — Goldman Sachs — Analyst
Great, thanks. I have two questions. First on the basic inventory and getting that in line, is that more of a function of taking in substantially lower receipts on basics through the first half of the year, or is it more aggressive in terms of efforts to clear some of those goods? And then I had a follow-up as well?
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
The answer is receipts, lower receipts. And there is some markdown activity there. But it’s related to colors and washes that are being discontinued. But the answer is that it’s coming into line primarily through lower receipts. And what was the second further question?
Brian Logan — Abercrombie & Fitch Co. — Senior Director of IR
I think that was it.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
That was it, thanks, Michelle.
Operator
We go next to Jeff Black with Barclays Capital.
Jeff Black — Barclays Capital — Analyst
Thanks a lot. So, Mike, on Europe, can we get a performance update? I mean, how are sales looking year-over-year there, relative to the change, if anything to give us an indication of how things are going numbers-wise? And do the plans, I appreciate that you’re not going full-bore over there just yet, but does the slowdown indicate that you have some reservations building about Europe in general or the strategy in general? Thanks.
Jonathan Ramsden — Abercrombie & Fitch Co. — CFO
Jeff, let me jump in with a couple of factors and Mike can add anything additional. The comps in the U.K. are extremely strong. They’re stronger than, certainly stronger than the U.S. and stronger than 5th Avenue at this point and the three Hollister stores in the U.K. have opened extremely strongly. So there’s been nothing that hasn’t given us every reason to believe that we are going to have a very successful continued rollout in Europe so we feel extremely positive and confident about that. I think the question is more one of we want to make sure we do the right deals, we want to proceed at a pace that we’re comfortable with, but there is nothing that has happened so far that has, in any way led us to question that. In fact, the opposite. We certainly reinforced our belief that there’s a huge opportunity and the contribution margins from the incremental stores are also very significant.

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Final Transcript
Feb. 13. 2009 / 8:30AM ET, ANF — Q4 2008 Abercrombie & Fitch Co. Earnings Conference Call
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
I couldn’t add more except to say what I said. What has happened in the U.K. over the last quarter is very significant for this Company. We don’t — we’re cautious people. This brand is as a mall entry being proven in a huge way, and totally opens the way for international expansion beyond the U.K.
Operator
We go next to Brian Tunick with JPMorgan.
Brian Tunick — JPMorgan — Analyst
Hi, good morning, guys.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Good morning, Brian.
Brian Tunick — JPMorgan — Analyst
I guess, Mike, just a little color on the pricing strategy. It sounds at least or in the stores that AUR’s at least for the spring season are still going up at the adult Abercrombie business and then you’re commenting that you expect them to be down or coming down at Hollister and kids. Just curious if you’re trying to grow the pricing gap again like you did a couple years ago between Abercrombie and Hollister. And then for Jonathan and Brian, I know a lot of calls have been focused on Europe or international. Can you just maybe talk about the infrastructure that you guys have in place right now or systems or investments you might need to make to make Europe roll out smoothly? Thanks very much.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
The AUR’s for the adult brand are going to be pretty consistent with last year. AUR’s in kids and Hollisters down a bit and that’s more second quarter than the first quarter. We’re just seeing that there’s some categories in kids and in Hollister that are price-sensitive, some that are not. We’ve had this conversation. The increases that we’ve done in jeans and fragrance have resulted in more business. There’s some categories, graphic Tee’s for instance, that we abandoned an opening price point in kids and Hollister and we’ve gone back to that opening price point. These aren’t significant changes, but we think they’re important for the positioning of the brands.
Jonathan Ramsden — Abercrombie & Fitch Co. — CFO
Brian, to answer the second part of your question, we have a Swiss headquarters office for Europe which has I think at the moment, it’s not a huge number of people there. But they work hand-in-hand with the home office here, and since we’ve already launched several Hollister stores in the U.K. we anticipate there’ll be some incremental investment meeting going forward as we get into more countries, but we’re not expecting that be a significant drag as we go ahead and, frankly, the additional contribution from opening those stores would greatly outweigh any incremental investment we’d need to make.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Let me just make a comment since we have Brian on the phone since the last time I saw Brian was on Roosevelt Field. I think in answer to the question we had about where we are versus catastrophe, you must go into the mall today, and take a look at how we look, how we’re protecting our brands in an environment that’s pretty catastrophic because very candidly most of the mall looks as if it’s in catastrophe mode. We do not and will not — and that’s an important statement regardless of what we say here today — go into the stores, go into the malls, see what’s going on. We are protecting the brands.

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Final Transcript
Feb. 13. 2009 / 8:30AM ET, ANF — Q4 2008 Abercrombie & Fitch Co. Earnings Conference Call
Operator
We go next to Liz Dunn with Thomas Weisel.
Liz Dunn — Thomas Weisel — Analyst
Hi, good morning. I guess the first question relates to just what your expectations are for the first half? I know you’re not providing any guidance but are you seeing anything that leads to you believe that there’s any type of improvement on the horizon and if we don’t see an improvement in comp trends, should we see gross margin pressure similar to what we saw in the fourth quarter? And then my second question is a follow-up I think to Janet’s question. You mentioned and incremental $20 million in preopening expense associated with international stores. Is there an offset associated with domestic stores and are there any other big kind of discreet items you can talk about that will lead to SG&A being down year over year? Thanks.
Jonathan Ramsden — Abercrombie & Fitch Co. — CFO
Liz, I’ll take the first part of your question. I guess we’re saying that we’re not comfortable at this point giving specific guidance. There are a range of potential outcomes. The point we’re making is that we — we’re intending to react in a very disciplined and controlled way to whatever confronts us. In terms of what the economy is going to do going forward and what that means in terms of our business, we think there’s a range of potential outcomes which is really why we backed off giving the guidance. But the important point is we’re in control of the business, and we’re ready to react, and to deal with whatever the situation is we’re facing.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Liz, as far as giving some more color on the preopening piece, you’re absolutely right. There would be a benefit on the domestic side because there are significantly fewer number of domestic stores that we’re opening. Unfortunately I don’t have a number that I can give you at this time. I will say that the number — I wouldn’t expect the number to be extremely large because the lead times for opening a U.S. mall are much shorter than a flagship. And the rents obviously are much less than what you would see in a flagship. So there would be an impact but I don’t expect that number to be of any significance.
Operator
We go next to Adrienne Tennant with Friedman, Billings, Ramsey.
Adrienne Tennant — Friedman, Billings, Ramsey — Analyst
Good morning.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Good morning.
Adrienne Tennant — Friedman, Billings, Ramsey — Analyst
My question is on, also on store distribution. On the minimum wage, I think back in November, you had thought maybe there would be an additional, an incremental $2.5 million per quarter into ‘09. Is that still the case?
Jonathan Ramsden — Abercrombie & Fitch Co. — CFO
Brian?

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Final Transcript
Feb. 13. 2009 / 8:30AM ET, ANF — Q4 2008 Abercrombie & Fitch Co. Earnings Conference Call
Brian Logan — Abercrombie & Fitch Co. — Senior Director of IR
There was a couple things that happened in 2008, one there were some manager salary increases that occurred toward the end of the second quarter. That will — obviously won’t anniversary until the end of the second quarter of 2009. In addition the way many of the state minimum wage increases worked, it was a phase-in approach over multiple years. Most of the states, the phase-in happens in the July month. And we would expect an additional increase in July of this year. So we’ll be anniversarying in the first half of this year. Last year’s increase, plus there will be an additional one that will be coming in this year.
As far as the impact on what these will be in 2009, I don’t have an exact number for you because it’s going to largely be dependent on how our business is performing and our expense structure that we are going to have in the stores. But I can tell you that there will be some pressure still related to the manager salary increase at least for the first half of the year and minimum wage for the full year. But probably not quite to the extent that we saw in 2008.
Operator
For our next question we go to Jennifer Black with Jennifer Black and Associates.
Jeff Black — Barclays Capital — Analyst
Good morning, and let me add my congregations.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Good morning, Jennifer. Thank you.
Jeff Black — Barclays Capital — Analyst
I wanted to know how many leases you have coming up for renewal over the next year, and I’m talking obviously domestically? And with the further deterioration in the environment, are your negotiations getting even better because I know we talked about this on the last call? And then I wondered how does it compare to the leases that you’re getting in Europe because it seems like right now would be the perfect time, and that’s what you’re doing in Europe. If you could just elaborate on that, that would be great.
Jonathan Ramsden — Abercrombie & Fitch Co. — CFO
Jennifer, let me take the first part of that. Good morning, by the way.
Jeff Black — Barclays Capital — Analyst
Good morning.
Jonathan Ramsden — Abercrombie & Fitch Co. — CFO
We have about 50 domestic leases coming up for renewal this year. We are going to take a very hard look at each of those and make a decision case by case as they come up based on the history of the store and the full set of circumstances. The second part of your question was how does it compare to the lease terms we’re getting in Europe? Was that the question?
Brian Logan — Abercrombie & Fitch Co. — Senior Director of IR
I believe it was.

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Final Transcript
Feb. 13. 2009 / 8:30AM ET, ANF — Q4 2008 Abercrombie & Fitch Co. Earnings Conference Call
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
I think it was.
Jonathan Ramsden — Abercrombie & Fitch Co. — CFO
I don’t know if we necessarily look at it that way. We look at it from the standpoint for any given store of the lease terms we get, we can get on a given day an appropriate contribution level. I don’t know if we necessarily look at it from the standpoint of the lease terms vis-a-vis the U.K — vis-a-vis domestic. We’re finding at the moment that we’re able to get to deals in the U.K. which we think are going to be very accretive.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
And I think, Jennifer, you put your finger on the point of where we are. We have international opportunities that are really being proven, Hollister, chain, A&F flagship, any opportunities there are huge. We can be very, very tough about these locations, particularly the U.S. locations. We have options. Most other people don’t have the options for growth that we have today. Very exciting time for us.
Operator
We go next to Linda Tsai with MKM Partners.
Linda Tsai — MKM Partners — Analyst
Yes, hi, good morning.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Good morning.
Linda Tsai — MKM Partners — Analyst
Morning. With regards to the comment on expected IMU pressure in the first half of 2009, it seems to imply less pressure in the second half. What would you primarily attribute that to?
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
I’m going to respond to that. To real realistic look at to where our pricing should be by brand and a focus on that that we’re able to really start seeing results beginning with the back-to-school product.
Operator
For our next question, we go to Howard Tubin with RBC.
Howard Tubin — RBC Capital Markets — Analyst
Hey, guys, thanks very much. Mike, just recognizing that using price as a traffic driver of promotion is the direction you want to take the brands, have you considered, would you consider anything else, any type of in-store event,or anything to try to help drive more traffic into the stores?

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Final Transcript
Feb. 13. 2009 / 8:30AM ET, ANF — Q4 2008 Abercrombie & Fitch Co. Earnings Conference Call
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
The answer is no, but let me be clear about this. We believe what drives in-store traffic is a fascination with what we do in-store. That is made up of an in-store experience that is second to none and compelling fashion. That’s how we drive volume in the stores. We are not promotional and will not be promotional. And by promotional, I mean 50% off a category, buy one get 17 free or somebody whispering to you about a secret sale. We don’t do stuff like that. We drive our business with fashion and in-store experience. Having said that, we do take clearance markdowns as a natural rhythm of the business, and we’re strategic about how we take markdowns. We’re pragmatic people. But that’s how we look at the business. We are not and will not be promotional in the ways that I have described.
Operator
Our next question, we go to Robin Murchison with SunTrust.
Robin Murchison — SunTrust — Analyst
Good morning,.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Good morning.
Robin Murchison — SunTrust — Analyst
Just if I could go back to the chronic cost question. I understand what you’re saying in the first half with regard to the second half and in light of some of the things we’re hearing out of Asia, pricing, can you comment on what you’re seeing in terms of perhaps second half pricing out of Asia? Also, related to that, any change in shipping methods with energy, oil specifically down, is there any reconsideration or if you would remind us where you are in ocean versus air freight and if there’s an opportunity to switch more to air freight to take down the lead times? Thanks very much.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
The answer to the question is that people, factories want business, and prices are becoming more and more competitive. Having said that, the way Diane Chang operates, and believe me, she is the most competent person in this business today, has been to establish key factory relationships. We’ve never gone to looking at a price for any factory. This ensures us, which is another important part of this conversation, continued quality deliveries. Having said that, clearly people need more business than is currently being thrown their way in the factories. We see the advantage coming to us.
In terms of shipping versus air versus boat, as a matter of fact, we’re at a point that we’re doing a little more boat than we have in the past, but we have worked schedules that were more efficient with boat than we have been in the past. So our balance is going to be a little more boat than air, which will result in better IMU for us without sacrificing the lead time. We’re operating very — with very short lead times and will continue to do so.
Eric Cerny — Abercrombie & Fitch Co. — Manager, IR
Thank you, Robin. That’s our final question.
Operator
And with that, Mr. Cerny, I’ll turn the conference over to you for any closing remarks.

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Final Transcript
Feb. 13. 2009 / 8:30AM ET, ANF — Q4 2008 Abercrombie & Fitch Co. Earnings Conference Call
Eric Cerny — Abercrombie & Fitch Co. — Manager, IR
Thank you, guys for joining us today on our Q4 call.
Jonathan Ramsden — Abercrombie & Fitch Co. — CFO
Everyone, thank you.
Operator
And ladies and gentlemen, this does conclude the Abercrombie & Fitch fourth-quarter earnings results conference call. We do appreciate your participation and you may disconnect at this time.
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